Exhibit 10.6
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered on March 21, 2007 retroactively effective as of January 1, 2007 (the “Effective Date”) and amended and restated as of June 24, 2008 (the “Restatement Date”) by and between Metalico, Inc., a Delaware corporation (hereinafter referred to as “Employer”), and Eric W. Finlayson (hereinafter referred to as “Executive”).
W I T N E S S E T H:
     WHEREAS, Employer desires to employ Executive, and Executive desires to be employed by Employer, as Senior Vice President and Chief Financial Officer subject to the direction and control of Employer, upon the terms and conditions hereinafter set forth; and
     WHEREAS, Employer and Executive wish to amend and restate the Agreement pursuant to the transition relief afforded under Internal Revenue Service Notice 2007-86 in order to assure its compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in consideration of the premises, and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
          1. Employment, Duties and Acceptance.
               1.1 Employment by Employer. Employer employs Executive, as of the Effective Date, to render full-time services as Senior Vice President and Chief Financial Officer and to manage its operations and that of its subsidiaries, and and to serve in such capacity for the benefit of Employer and its subsidiaries. Executive will perform the duties that are consistent with such position as he shall reasonably be directed to perform by Employer.
               1.2 Acceptance of Employment. Executive accepts such employment and shall render the services described above.
               1.3 Place of Employment. Executive’s principal place of employment shall be Employer’s business location in Cranford, Union County, New Jersey, subject to such reasonable travel as the rendering of the services hereunder may require.
          2. Term. The term of Executive’s employment by Employer hereunder shall be for a period of three (3) years from the Effective Date terminating on December 31, 2009 (the “Employment Period”), subject to the termination provisions of Section 6 hereof.
          3. Base Salary. During the Employment Period, for all services rendered by Executive under this Agreement, Employer shall pay Executive annual salaries (each a “Base Salary”, the term “Base Salary” as used in this Agreement referring to the appropriate Base Salary as in effect from time to time) of: (i) for 2007, $160,000; (ii) for 2008, an amount equal to the sum of (A) the Base Salary for 2007 and (B) the Annual Adjustment for 2008; and (iii) for 2009, an amount equal to the sum of (A) the Base Salary for 2008 and (B) the Annual Adjustment for 2009. Each Base Salary shall be payable in accordance with the customary payroll policy of Employer in effect at the time such payment is made, or as may otherwise be mutually agreed upon by the parties. A Base Salary may be increased from time to time at the discretion of the Board of Directors, taking into account the growth and earnings of Employer and its subsidiaries. In addition, Employer shall provide to Executive an automobile with applicable insurance comparable with other members of senior management. For all purposes under this Agreement:
(a)	“Annual Adjustment” for any given year means an amount equal to the product of (i) the Base Salary for the immediately preceding year times (ii) the applicable CPI Multiplier; and

(b)	“CPI Multiplier” shall mean the change, expressed as a percentage, in the Consumer Price Index for urban wage earners and clerical workers, U.S. City Average, All Items (1982-1984=100) published by the United States Department of Labor, Bureau of Labor Statistics or the most recent successor of that index (the “CPI”) (i) for the Annual Adjustment for 2008, from the third-quarter average of 2006 to the third-quarter average for 2007, and (ii) for the Annual Adjustment for 2009, from the third-quarter average of

2007 to the third-quarter average for 2008; provided, however, that (A) if the change in the CPI for any measuring period is less than 3.5%, then the CPI Multiplier as determined from such change shall be 3.5%, and (B) if the change in the CPI for any measuring period is greater than 7%, then the CPI Multiplier as determined from such change shall be 7%.
               3.1 Incentive Stock Options and Bonus Plan. Executive shall be eligible to participate in Employer’s Executive Bonus Plan, 1997 Long-Term Incentive Plan (the “1997 LTIP”), 2006 Long-Term Incentive Plan (the “2006 LTIP” and collectively, with the 1997 LTIP, the “LTIP’s”), and any other benefit or compensation plans made available to Employer’s executive officers from time to time. Awards shall be made at the discretion of the Compensation Committee of Employer’s Board of Directors (the “Board”) not less often than annually with amounts based on individual and Employer performance. Grants of stock options and other equity interests, under the LTIP’s or otherwise, shall be subject to the provisions of the LTIP’s or other appropriate governing or chartering documentation for such plan or plans, including vesting requirements and terms for determining an exercise or strike price, except as expressly superseded by the terms of this Agreement.
               3.2 Changes in Common Stock of Employer. If from time to time during the term of this Agreement:
(a)	there is a dividend of any security, stock split or other change in the character or amount of any of the outstanding securities of Employer; or

(b)	there is any consolidation, merger, or sale of all, or substantially all, of the assets of Employer, then, in such event, any and all new, substituted or additional securities or other property to which Executive is entitled by reason of his ownership of stock options, stock grants, stock purchases, or the shares deliverable upon their exercise or purchase shall be immediately subject to the provisions of this Agreement and be included on a pro rata basis based upon the number of vested and unvested shares then held by Executive for all purposes under this Agreement with the same force and effect as the stock presently subject to this Agreement and with respect to which such securities or property were distributed. Whenever a specific number of stock options, stock grants, or stock purchases are stated in this Agreement, that number shall be amended so as to reflect the original intention of the parties.
          4. Benefits. Executive shall be entitled, during each calendar year, to four (4) weeks paid vacation. Vacation shall vest with Executive on the first day of each calendar year. Executive shall also be entitled to holidays and sick leave, and shall, along with his spouse and family, be eligible for participation in such group insurance program, including hospitalization, major medical, life, vision and dental as are afforded general management of Employer. Employer shall provide in Executive’s name term life insurance in the face amount of not less than Three Hundred Thousand Dollars ($300,000), and, subject to the provisions of Section 6.2, Employer may elect to provide disability insurance. Employer agrees to reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the fulfillment of his duties hereunder, including travel expenses. Such reimbursements will be made promptly, within thirty (30) days of Executive’s submission to Employer of an itemized list of such expenses, together with receipts therefor indicating the date upon and the purpose for which such expenses were incurred and such other information as may be reasonably required from time to time by Employer to substantiate such expenditures for federal income tax purposes.
          5. Status as Employee. At all times during the Employment Period, Executive shall be deemed to be an Executive of Employer for purposes of determining Executive’s coverage under and eligibility to participate in, any Executive benefit plans or programs which Employer now has or may hereafter initiate. In the event it is necessary to amend any such plan or program in order to assure that Executive is not discriminated against thereunder, Employer will promptly use its best efforts to make all such amendments or cause the same to be made.
          6. Termination.
               6.1 Termination upon Death. If Executive dies during the Employment Period, this Agreement shall terminate, except that the representative of Executive’s estate shall be entitled to receive within 30 days the compensation herein provided for the month in which death occurs and the amount accrued and payable under Section 4 hereof, except as otherwise stated herein. All unvested options granted to Executive will immediately be 100% fully vested and all rights and privileges granted Executive shall accrue to Executive’s estate.
               6.2 Termination upon Disability. If during the Employment Period Executive becomes physically or mentally disabled, whether totally or partially, so that Executive is unable substantially to perform his services hereunder for (i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any consecutive twelve-month period (Executive’s condition of disability for such period hereinafter referred to as “Disability”), Employer may, at its option, at any time after the last day of the six consecutive months of Disability or the day on which such shorter periods of Disability during any consecutive twelve-month period equal an aggregate of six months, by written notice to Executive, terminate the Employment Period. Nothing in this Section 6.2 shall be deemed to extend the Employment Period. Upon such termination, Executive shall be entitled to receive within 30 days the compensation herein provided for the month in which termination occurs and the amount accrued and payable under Section 4 hereof, except as otherwise stated herein. All unvested options granted the Executive will immediately be 100% fully vested.
               6.3 Termination for Cause. If Executive (a) neglects his duties hereunder and such gross neglect shall not be discontinued promptly after written notice thereof, (b) is convicted of any felony, (c) fails or refuses to comply with the reasonable written policies of Employer or directives of the executive officers of Employer that are not inconsistent with his position and such failure shall not be discontinued promptly after written notice thereto, or (d) materially breaches affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied promptly, evidenced by proper Employer documentation or other written notice to Executive (the terms of clauses (a) through (d) of this Section 6.3 referred to collectively as “Cause”), then Employer may at any time, upon thirty days written notice to Executive, terminate the Employment Period. Upon such termination, Executive shall have no right to receive unvested options, grants or any compensation or benefit from Employer hereunder except for accrued and unpaid salary and vacation to the date of termination which shall be paid within 30 days.
               6.4 Termination by Employer for Any Other Reason. If Executive’s employment hereunder shall be terminated by Employer for any reason other than as provided under Sections 6.1, 6.2, or 6.3 of this Agreement, and in addition to accrued and unpaid salary and vacation to the date of termination, Employer shall pay to Executive, as liquidated damages and not as a penalty, an amount equal to 100% of the annual Base Salary of Executive as of the date of termination. Such amount shall be payable (i) in a lump sum immediately subsequent to the date of such termination in the event of a termination in connection with, upon, or within one year after a Change in Control (as hereinafter defined), or a termination by Executive for Good Reason (as hereinafter defined) in connection with, upon, or within one year after a Change in Control, and (ii) in installments commencing immediately in accordance with the customary payroll policy of Employer in effect at the time such payment is made in the event of any other termination governed by this Section 6.4. Executive shall also be entitled to a continuation, at Employer’s expense, of all health and medical benefits and life insurance provided under Section 4 herein for the twelve-month period following such termination of employment so long as such continuation of coverage is permitted under Employer’s benefit plans and applicable law; provided, however, that such coverage shall terminate if Executive commences employment with a subsequent employer within such twelve-month period at such time as Executive’s coverage under such subsequent employer’s benefit plans becomes effective. If any such continuation of coverage is not permitted under Employer’s benefit plans and applicable law, Employer shall pay the monthly premium payments as and when due for any equivalent alternative coverage such as COBRA payments or the like. It is expressly agreed and understood that said payments of liquidated damages will be in complete satisfaction of any and all claims, liabilities and damages of any nature whatsoever relating to or growing out of Executive’s employment or Employer’s termination without Cause of Executive’s employment, except as otherwise stated herein. All payments under this Section 6.4 shall be conditioned upon execution and delivery by the Executive within 30 days of his termination of an appropriate mutual release by Executive and Employer which release shall be provided to the Executive within 5 days of his termination). All unvested options and stock grants granted to Executive shall immediately be 100% fully vested as of the date of any termination under this Section 6.4.
               6.5 Voluntary Termination.
                    6.5.1 General. In the event Executive voluntarily terminates his employment with Employer, during or after the Employment Period, Executive shall be entitled to accrued and unpaid salary and vacation to the date of such termination within 30 days of termination but otherwise shall have no right to any compensation or benefit from Employer hereunder except as expressly stated herein.
                    6.5.2 Good Reason. In the event Executive voluntarily resigns from his employment with Employer during the Employment Period for Good Reason (as hereinafter defined), Executive shall be entitled to all compensation and benefits provided under Section 6.4 as though such resignation were deemed to be a termination thereunder.
               6.6 Change in Control.
                    6.6.1 Stock Options and Grants. Employer and Executive hereby acknowledge that, from time to time, Employer has issued and may in the future issue to Executive options to purchase shares of the capital stock of Employer, either pursuant to the LTIP’s, this Agreement, or otherwise (the “Options”). Employer and Executive hereby agree that if there is a Change in Control of Employer, then all of the Options and grants then issued and outstanding to Executive shall automatically and immediately become vested and exercisable (the “Vested Options”). The date on which the Change in Control occurs shall be the “Vesting Date.” Executive’s right to exercise the Vested Options shall expire as provided under the LTIP’s or in any applicable option or granting agreement (an “Option Agreement”) between Employer and Executive with respect to Vested Options governed by such Option Agreement.

                    6.6.2 No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.
               6.7 Definitions. For purposes of this Agreement:
                    6.7.1 “Change in Control” shall mean the occurrence of: (i) the acquisition at any time by a “person” or “group” (as those terms are used in Sections 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, Employer or any subsidiary or any Executive benefit plan of Employer or any subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then-outstanding securities of Employer or any successor of Employer; (ii) the termination of service as directors, for any reason other than death or disability, from the Board, during any period of two (2) consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of Employer of any merger or consolidation or statutory share exchange as a result of which the common stock of Employer shall be changed, converted or exchanged (other than a merger or share exchange with a wholly-owned subsidiary of Employer) or liquidation of Employer or any sale or disposition of 50% or more of the assets or earning power of Employer except for a tax free distribution of any portion of Employer to its shareholders; or (iv) approval by the stockholders of Employer of any merger or consolidation or statutory share exchange to which Employer is a party as a result of which the persons who were stockholders of Employer immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange. “Change in Control” shall not include any reduction in ownership by Employer of a subsidiary of Employer or any other entity designated by the Board in which Employer owns at least a 50% interest (including, but not limited to, partnerships and joint ventures.)
                    6.7.2 “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following events:
               (i) a substantial reduction of Executive’s duties, responsibilities, or status as an officer (except temporarily during any period of disability), or Executive being required to report to any person other than the Chief Executive Officer of Employer, the Executive Vice President of Employer, or the Board, provided that, if Executive retains similar title, authority, and status with Employer or any entity that acquires Employer (or any affiliate or subsidiary of such entity) following a Change of Control, the parties agree that any change in the title of Executive shall not constitute a significant reduction of Executive’s duties and authorities hereunder;
               (ii) a change in the office or location where Executive is based on the date of this Agreement of more than thirty (30) miles, which new location is more than sixty (60) miles from Executive’s primary residence; or
               (iii) a breach by Employer of any material term of this Agreement.
provided that a termination by Executive with Good Reason shall be effective only if Executive delivers a notice of termination for Good Reason to Employer, and Employer within sixty (60) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.
          7. Certain Covenants of Executive.
               7.1 Covenants Against Competition. Executive acknowledges that (i) the principal businesses of Employer involve diversified metals recycling and product manufacturing and such other and related activities as Employer may become involved in (collectively the “Employer’s Business”); (ii) the Employer’s Business is national in scope; and (iii) his work for Employer has brought him and will continue to bring him into close contact with many confidential affairs not readily available to the public. In order to induce Employer to enter into this Agreement, Executive covenants and agrees that:
                    7.1.1 Non-Compete.
                         (a) During Executive’s employment with Employer, Executive shall not in the Eastern, Midwestern, or Southern United States, including any market region in which Employer, its subsidiaries or affiliates has done or contemplates doing business, directly or indirectly, (i) engage in a business which is competitive with the Employer’s Business for his own account; (ii) except for employment by Employer, its subsidiaries or affiliates, enter the employ of, or render any services to, any person engaged in such activities; or (iii) become interested in any person engaged in a business which is competitive with the Employer’s Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, Executive, trustee, consultant or in any other relationship or capacity; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or in the over-the-counter market if Executive (a) is not a controlling person of, or a member of a group which controls, such entity, or (b) does not, directly or indirectly, own 1% or more of any class of securities of such entity; and
                         (b) up to two (2) years following the termination (whether voluntary or involuntary) of Executive’s employment with Employer or any of its affiliates or subsidiaries for any reason whatsoever, Employer may elect to enforce one-year covenants set forth below by paying to Executive, in addition to any amounts provided under Section 6, for each one-year period a lump sum amount equal to one hundred percent (100%) of his Base Salary as of the date of termination. This lump sum amount shall be paid within ten (10) days of Executive’s termination for the first year after termination and within ten (10) days of the first anniversary of the date of such termination for the second year. Employer shall deliver written notice of its intent to enforce such one-year covenants (i) as promptly as possible but in any event on or before the effective date of termination for the first year, and (ii) not less than thirty (30) days before the first anniversary of the date of such termination for the second year. The sum paid shall constitute a payment to enforce the following covenants: (i) Executive shall not in the United States of America to the detriment of Employer directly or indirectly contract, solicit, sell to, serve or divert anyone who was a transporter, supplier or customer of Employer or did business with Employer during Executive’s employment with Employer; and (ii) Executive shall not within two hundred (200) miles of a plant owned by Employer, its subsidiary or an affiliate directly or indirectly engage in a business which is competitive with the Employer’s Business for his own account or as a partner, shareholder, officer, director, principal, agent, Executive, trustee, consultant or in any other capacity directly or indirectly.
                    7.1.2. Confidential Information. During and after the term of Executive’s employment with Employer, Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, all confidential matters of Employer and its subsidiaries or affiliates, including, without limitation, trade “know-how”, secrets, customer lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, research projects, and other business affairs of Employer, its subsidiaries, or affiliates, heretofore or hereafter made available or disclosed to or developed by Executive, and shall not disclose them to anyone, either during or after employment by Employer, except as required in the course of performing duties hereunder or with Employer’s express written consent. Confidential matters shall not include information that is public knowledge, obtained from third parties, and/or required to be disclosed by law.
                    7.1.3 Property of Employer. All memoranda, notes, lists, records and other confidential and proprietary items (and all copies thereof) made or compiled by Executive or made available to Executive concerning the business of Employer, its subsidiaries or its affiliates and all equipment of Employer in Executive’s control or possession shall be Employer’s property and shall be delivered to Employer promptly upon the termination of Executive’s employment with Employer, or at any other time on request. It is the intention of the parties that the broadest possible protection be given to Employer’s trade secrets and other proprietary information and nothing in this Section 7.1.3 shall in any way be construed to narrow or limit the protection and remedies afforded by applicable law.
                    7.1.4. Employees of Employer. During Executive’s employment with Employer, and for a period of two years following the termination (whether voluntary or involuntary) of Executive’s employment with Employer or any of its subsidiaries or affiliates, Executive shall not, directly or indirectly, solicit or encourage any Executive of Employer, its subsidiaries or its affiliates to leave the employment of Employer, its subsidiaries or its affiliates.
                    7.1.5. Cooperation. Executive agrees to cooperate with Employer, during Executive’s employment with Employer and thereafter (including following the Executive’s termination of employment for any reason), by being reasonably available to testify on behalf of Employer or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Employer, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to Employer, or any subsidiary or affiliate, as reasonably requested. Employer agrees to reimburse Executive for all expenses actually incurred or compensation lost in connection with his provision of testimony or assistance (including attorneys’ fees incurred in connection therewith) upon submission of appropriate documentation to Employer. Nothing in this Section 7.1.5 shall obligate Executive to provide availability or services after the termination of his employment requiring excessive or materially inconvenient commitments of Executive’s skills, time, or resources.
               7.2 Rights and Remedies upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions of Section 7.1 (the “Restrictive Covenants”), Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Employer under law or in equity:

                    7.2.1 Accounting. The right and remedy to require Executive to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants, and Executive shall account for and pay over such Benefits to Employer.
               7.3 Injunctive Relief. Executive acknowledges that due to the confidential nature of his employment relationship, any breach of the Restrictive Covenants by Executive shall cause irreparable harm to Employer and Employer may, at its option, obtain injunctive relief. Executive further acknowledges that the scope and content of the Restrictive Covenants are reasonable.
               7.4 Severability of Covenants. If a court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
               7.5 Blue-Penciling. If a court of competent jurisdiction construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
               7.6 Employer’s Default. If Employer defaults on any payments due under Section 3 herein during the Employment Period or any payments due under Section 6 herein upon or after termination of Executive’s employment, then unless Employer cures the default within sixty (60) days, the Restrictive Covenants shall be terminated and declared null and void.
          8. Indemnification.
               8.1 Right to Indemnification. Employer shall indemnify and defend Executive if Executive is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a director or officer or Executive of Employer or any of its subsidiaries or affiliates, in which capacity Executive is or was serving at the request of Employer as a director, officer, Executive or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to Executive benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, Executive or agent, against all liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding to the fullest extent and in the manner set forth in and permitted or authorized by Employer’s certificate of incorporation or bylaws, the general corporation law of the state of incorporation of Employer, resolutions of the Board, and any other applicable law, as from time to time in effect. Such indemnification shall continue as to Executive even if he has ceased to be a director, officer, Executive or agent of Employer or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. Employer shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Employer of a written request for such advance. Such request shall include undertakings by Executive (i) to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses and (ii) to assign to Employer all rights of Executive to indemnification under any policy of directors and officers liability insurance to the extent of the amount of expenses actually paid by Employer to or on behalf of Executive.
               8.2 Control of Defense. Unless precluded by an actual conflict of interest, Employer will have the right to control the defense of any claim covered by this Section 8, using counsel selected by Employer and reasonably satisfactory to Executive. In the event that a conflict of interest prevents Employer from defending the claim, Executive shall do so at Employer’s expense with counsel reasonably satisfactory to Employer, but Employer shall be entitled to participate in the defense. Employer shall not settle any claim defended by it unless the settlement includes an unconditional release of Executive from liability thereon or unless Executive consents to the settlement, which consent shall not be unreasonably withheld or delayed. Executive shall not settle any claim defended by Executive without the consent of Employer, which consent shall not be unreasonably withheld or delayed. If Employer wishes to accept any settlement offer with respect to a claim and Executive refuses to consent, Employer shall not be obligated to indemnify Executive beyond the amount of the settlement so offered. Each party shall promptly notify the other party of, and at all times keep the other informed with respect to, any claim covered by this Section 8.
               8.3 No Presumption. Neither the failure of Employer (including the Board or their respective independent legal counsel or Employer’s stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 8.1 above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by Employer (including the Board or their respective independent legal counsel or Employer’s stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.
               8.4 Insurance. Employer agrees to continue and/or maintain a directors and officers liability insurance policy covering Executive to the same extent Employer provides such coverage for its other executive officers and directors and for not less than the amounts in effect for its other executive officers and directors.
          9. No Conflicting Agreement. Executive represents and warrants that, as of the effective date of this Agreement, he will not be a party to any Agreement, contract or understanding which would in any way restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement.
          10. Other Provisions.
               10.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, faxed, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, faxed, or if mailed, three days after the date of mailing, as follows:

if to Employer, to:	Metalico, Inc.
186 North Avenue East
Cranford, NJ 07016

if to Executive, to:	Eric W. Finlayson

               10.2 Entire Agreement. This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior Agreements, written or oral, with respect thereto.
               10.3 Severability. If any term or provision of this Agreement is found to be unenforceable, illegal or contrary to public policy by a court of competent jurisdiction, the parties hereto agree that this Agreement shall remain in full force and effect except for such term or provision held to be unenforceable.
               10.4 Non-Disparagement. The parties agree that, during the Employment Period and thereafter (including following Executive’s termination of employment for any reason): (i) Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Employer or any subsidiary or affiliate or their respective officers, directors, employees, advisors, businesses or reputations; and (ii) the officers and directors of Employer will not make any statements or representations or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or Employer from making truthful statements or disclosures that are required by applicable law, regulation or legal process.
               10.5 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
               10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to Agreements made and to be performed entirely within such State, without regard to its conflicts of laws provisions.
               10.7 Taxes. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to Executive hereunder shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A. Notwithstanding the foregoing, if applicable and necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to Executive pursuant to this Agreement on account of the Employee’s separation from service that would otherwise be due hereunder within six months after such separation from service shall nonetheless be delayed until the first business day of the seventh month following Executive’s separation from service. In no event may Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by Executive under Section 409A is solely the responsibility of Executive.
               10.8 Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. Employer may assign this Agreement and its rights, together with its obligations, as stated in Section 6.6 hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.
               10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
               10.10 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

METALICO, INC.

By:

Carlos E. Agüero
President

ERIC W. FINLAYSON